News Release
Document Security Systems, Inc. 585.325.3610

Document Security Systems Acquires Substantially
All of the Assets of DPI of Rochester, LLC

Acquisition to Transform Company to Full-Service Security Print Manufacturer

Rochester, NY, December 22, 2008 – Document Security Systems, Inc., (NYSE/Alternext US LLC: DMC) (“DSS”) a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today announced that Secuprint Inc., a wholly owned subsidiary of DSS, acquired substantially all of the assets of DPI of Rochester, LLC (“DPI”), including working capital of approximately $865,000, for approximately $940,000 in cash, plus the right to assume up to $2.6 million in certain secured equipment leases and loans.  Secuprint plans to operate DPI’s business after the acquisition under the name DPI Secuprint.

DPI is a full service digital and commercial offset printer located in Rochester, New York. During the first nine months of 2008, the combined DSS and DPI would have generated revenue of approximately $11.2 million on a pro forma basis, which includes $5.3 million revenue from DSS and $5.9 million revenue from DPI.  In 2007, DPI generated approximately $7.6 million in revenue and DSS generated approximately $6.0 million, or combined revenue of $13.6 million on a pro forma basis.  DPI’s financial statements for 2007 and 2008 have not yet been audited.

Robert Fagenson, Chairman of the Board of DSS, commented, “The acquisition of DPI is a transformational event for DSS. It not only accomplishes the fifth of our five 2008 strategic goals – a synergistic acquisition in the commercial printing industry - it also advances our goal of becoming a leading provider of security solutions. With DPI’s cutting-edge digital print equipment and much-needed capacity we are well positioned to meet the growing global demand for our security print products. We are delighted to welcome DPI’s talented workforce to the DSS family.”

Patrick White, CEO of DSS, added, “The acquisition of DPI’s assets continues DSS’s transformation from an IP licensing company to a customer-driven, full-service manufacturer and strengthens our position in the rapidly expanding anti-counterfeiting and authentication market.  By purchasing the assets of DPI, we gain a very capable team, a state-of-the-art commercial print facility and a notable list of clients, all which will enable us to continue growing our security print production capabilities. Our collective team will carry on DPI’s reputation for high-quality printing and excellent service to our combined customer group.”

White continued, “We expect to derive significant operational synergies from the transaction as we consolidate print operations into DPI’s facility and integrate the sales forces to pursue cross-sell opportunities. We also expect to realize margin improvement by bringing in-house certain DSS print products that we had previously been outsourcing. As a result, we expect this transaction to be accretive in the second half of 2009. In addition to acquiring the physical assets of DPI and its highly skilled printing staff, we are excited that both of DPI’s principals have signed five-year employment agreements, with mutually agreeable automatic extensions, with Secuprint, enabling a smooth transition for DPI’s customers.”

Management will provide more detail on its integration plans with DPI in early 2009 when it outlines its strategic goals and outlook for the year.

DSS and Secuprint entered into a new credit facility with Baum Capital Investments Inc. in the principal amount of up to $1.0 million to pay for most of the cash portion of the purchase price of the DPI acquisition.  The credit facility has a one-year term and is secured by all of the assets of Secuprint.

On November 6, 2008, DPI of Rochester filed for bankruptcy protection in Rochester, New York.  As announced on November 7, 2008, DSS’ Secuprint subsidiary entered into an agreement to acquire substantially all of the assets of DPI subject to court approval. The acquisition closed on December 18, 2008 following a December 17, 2008 Order of the United States Bankruptcy Court for the Western District of New York that approved the acquisition.

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. DSS’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Contact:
Lippert/Heilshorn & Associates, Inc.
Amy Gibbons
212-838-3777
agibbons@lhai.com